Exhibit 16.1

May 19, 2017

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Rosehill Resources Inc. (formerly known as KLR Energy Acquisition Corp.) under Item 4.01 of its Form 8-K dated May 15, 2017. We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of Rosehill Resources Inc. contained therein.

Very truly yours,

/s/ Marcum llp

Marcum llp